PRINCIPAL PRESERVATION PORTFOLIOS, INC.,
                            B.C. ZIEGLER AND COMPANY
                                       AND
                          ZIEGLER ASSET MANAGMENT, INC.

                         CODE OF ETHICS WITH RESPECT TO
                         ------------------------------
                    SECURITIES TRANSACTIONS OF ACCESS PERSONS
                    -----------------------------------------

                             AS AMENDED MAY 8, 1997

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                                TABLE OF CONTENTS
                                -----------------

I.     INTRODUCTION ........................................................   1

II.    DEFINITIONS .........................................................   2

III.   STATEMENT OF GENERAL PRINCIPLES .....................................   4

IV.    RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES .......................   4

V.     EXEMPT TRANSACTIONS .................................................   6

VI.    REPORTING REQUIREMENTS OF ACCESS PERSONS ............................   7

VII.   COMPLIANCE MONITORING ...............................................   8

VIII.  REVIEW BY BOARD OF DIRECTORS ........................................   8

IX.    RECORDS RETENTION ...................................................   9

X.     CONFIDENTIAL TREATMENT ..............................................   9

XI.    VIOLATIONS OF THIS CODE .............................................   9

XII.   INTERPRETATION OF PROVISIONS ........................................  10

XIII.  AMENDMENTS TO THE CODE ..............................................  10

APPENDIX A ................................................................. A-1

APPENDIX B ................................................................. B-1

APPENDIX C ................................................................. C-1

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I.   INTRODUCTION
     ------------

     Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent "access persons" from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the Rule(1). Pursuant to the requirements of the Rule, Principal Preservation Portfolios, Inc. (the "Fund") and B.C. Ziegler and company and Ziegler Asset Management, Inc. (together, the "Adviser") have adopted this Code of Ethics (the "Code") with respect to the securities transactions of the directors, officers, and certain employees of the Fund and the directors, officers and certain employees of the Adviser that come within the term "access person," as defined below. To the extent the Fund employs a sub-adviser other than Ziegler Asset Management, Inc. to manage any series of the Fund, the provisions of this Code shall apply to such sub-adviser with respect to the series of the Fund for which it acts as sub-adviser. However, any such sub-adviser need not comply with the provisions of this Code if it has adopted its own code of ethics with provisions determined by management of the Fund to be generally comparable to the provisions of this Code, in which case the sub-adviser shall provide a quarterly report to the Fund as to compliance by the sub-adviser's access persons with the sub-adviser's code of ethics.

     This Code reflects the principal recommendations in the May 9, 1994 Report of the Investment Company Institute Advisory Group on Personal Investing. It is intended to provide guidance to access persons of the Fund and the Adviser in the conduct of their personal

----------------------------------------------

1
 Rule 17j-1 under the 1940 Act provides that it is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of such company's investment adviser or principal underwriter, in connection with any purchase or sale, directly or indirectly, by such person of a "security held or to be acquired" by such investment company, to engage in any of the following acts, practices or courses of business:

     A. employ any device, scheme, or artifice to defraud such investment company,

     B. make to such investment company any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such investment company; and

     D. engage in any manipulative practice with respect to such investment company.

investments to eliminate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of the Fund or their shareholders.(2)

     Your receipt of this Code for your review and signature means that you are a person to whom the Code applies. You are required to certify annually that you have read, understood and complied with this Code. See Appendix C.

     If you have any questions concerning this Code, please contact the Compliance Officer for the Fund and/or Fund Counsel.

II.  DEFINITIONS
     -----------

     A. ACCESS PERSON. "Access person" means any director, officer, or "advisory person" (as hereinafter defined) of the Fund or any director, officer, partner or "advisory person" of the Adviser who, with respect to the Fund, makes any recommendation regarding the purchase or sale of a security by the Fund, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Fund, who, in connection with his(3) duties, obtains any information concerning securities recommendations being made by the Adviser (including any sub-adviser) to the Fund; or who is the Fund's Compliance Officer or a designated alternate of such officer.

     B. ADVISORY PERSON. "Advisory person" means (a) any employee of the Fund or the Adviser who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined in II.H. below) by or on behalf of the Fund, or (b) any employee of the Fund or the Adviser whose functions relate to the making of any recommendations with respect to such purchases or sales. In the event that any individual or company is in a control relationship with the Fund or the Adviser, the term "advisory person" includes such individual company, or any employee of such a company to the same extent as an employee of the Fund or the Adviser.

----------------------------------------------

2
 Consistent with Section 206 of the Investment Advisers Act of 1940 and Rules 2042(a)(12) and (13), and to the extent appropriate, the access persons of the Adviser shall abide by the principles established by this Code and the specific reporting and other requirements hereof when dealing with other advisory clients of the Adviser.

3
 The use of the masculine pronoun is for convenience of reference only and is intended to include the feminine in all cases, unless the context requires otherwise.

     C. BENEFICIAL OWNERSHIP. "Beneficial Ownership" has the same meaning as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the term applies to both debt and equity securities. "Beneficial ownership" under 16a-1(a)(2) includes accounts of a spouse, minor children who reside in an access person's home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the access person directs or controls, whether the person lives with the access person or not, as well as accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains or may obtain therefrom a direct or indirect pecuniary interest. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. A copy of Release No. 34-18114 issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request from the Fund's Compliance Officer, and should be reviewed carefully by any access person before preparing any reports required by this Code.

     D. BEING CONSIDERED FOR PURCHASE OR SALE. A security is "being considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated by an advisory person of the Fund or the Adviser, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     E. CONTROL. "Control" means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.

     F. DISINTERESTED DIRECTOR. The term "disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning to Section 2(a)(19) of the 1940 Act. These Directors have been designated by the Fund.

     G. PORTFOLIO MANAGERS. Persons who make decisions as to the purchase or sale of portfolio securities of the fund.

     H. SECURITY. "Security" has the same meaning as in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, short-term debt securities that are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, or such other money market instruments as designated by the Board of Directors of the Fund. Copies of Sections 2(a)(36) and 2(a)(16) are available from the Fund's Compliance Officer.

III. STATEMENT OF GENERAL PRINCIPLES
     -------------------------------

     The following general fiduciary principles shall govern the personal investment activities of all access persons.

     Each access person shall adhere to the highest ethical standards and shall:

     A. at all times, place the interests of the Fund before his personal interests;

     B. conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

     C. not take any inappropriate advantage of his position with or on behalf of the Fund.

     Access persons should follow not only the letter of this Code, but also its spirit and their transactions will be reviewed for this purpose.

IV.  RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES
     ---------------------------------------------

     A. PRIOR CLEARANCE REQUIRED FOR ALL SECURITIES TRANSACTIONS. Unless the transaction is exempt under V. below, no access person (other than a disinterested director of the Fund) may directly or indirectly, initiate, recommend, or in any other way participate in the purchase or sale of a security in which such access person has, or by reason of the transaction may acquire, any direct or indirect beneficial interest, without first obtaining prior written clearance for such transaction from the Fund's Compliance Officer or one of such Officer's designated alternatives. No such person may approve their own trades. When requesting prior clearance, each access person should be aware that:

          1. all requests for prior clearance must be set forth in writing on the standard Personal Trading Request and Authorization Form, a copy of which is attached as Appendix A.

          2. prior clearance of a securities transaction is effective for three business days from and including the date clearance is granted.

     B. PURCHASES AND SALES INVOLVING THE FUND (BLACKOUT PERIODS). Unless the transaction is exempt under V. below, no access person (other than a disinterested director of the Fund) may (i) execute a securities transaction on a day during which the Fund has a pending "buy" or "sell" order in that same security, until that order has been executed or withdrawn, or (ii) purchase or sell any security in which he has, or by reason of such transaction acquires, any

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          direct  or  indirect  beneficial   ownership,   in  a  security  being
          considered for purchase or sale by the Fund. Additionally, no portfolio manger may purchase or sell as beneficial owner any security within at least seven calendar days before and after the Fund trades (or has traded) in that security.

     C. SHORT-TERM TRADING PROFITS. Short term trading by advisory persons in accounts as to which they have any beneficial ownership shall be looked upon with disfavor. All sales and purchase (or purchases and sales) of the same or equivalent securities within 60 calendar days by an advisory person shall be reported to the Fund's Board of Directors.

     D.   INITIAL  PUBLIC   OFFERINGS.   No  advisory  person  may  acquire  any
          beneficial   ownership  in  any  equity   securities   (or  securities
          convertible into equity securities) in an initial public offering.

     E. GIFTS. No advisory person may receive any gift or anything else of more than $100 value within any calendar year from any person, entity or person affiliated with an entity that does business with or on behalf of the Fund.

     F. PRIVATE PLACEMENTS. With regard to private placements, each advisory person shall:

          1. obtain express prior written approval from the Fund's compliance Officer (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for the Fund, and whether such opportunity is being offered to such advisory person by virtue of his position with the Fund) for any acquisition of securities in a private placement; and,

          2. if and after such authorization to acquire securities in a private placement has been obtained, disclose such personal investment in any subsequent consideration by the Fund (or any other investment company for which he acts in a capacity as an advisory person) for investment in that issuer arises.

               If the Fund decides to purchase securities of an issuer the shares of which have been previously obtained for personal investment by an advisory person, that decision shall be subject to an independent review by the disinterested directors with no personal interest in the issuer.

     G. SERVICE AS A DIRECTOR. No advisory person shall serve on a board of directors of a publicly traded company, absent prior written authorization by the Board of Directors of the Fund, based upon a determination that such service would be consistent with the interests of the Fund.

          If board service of an advisory person is authorized by the Board of Directors of the Fund, such advisory person shall be isolated from the investment making decisions of the Fund with respect to the company of which he is director.

     H. CONFIDENTIALITY. No access person shall reveal to any other person (except in the normal course of his duties on behalf of the Fund or the Adviser) any information regarding securities transactions made, or being considered, by or on behalf of the Fund.

V.   EXEMPT TRANSACTIONS
     -------------------

     The prohibitions described in IV.A and B above shall not apply to:

     A. purchases or sales effected in any account over which the access person has no direct or indirect influence or control, or in any account of the access person which is managed on a discretionary basis by a person other than the access person and, with respect to which the access person does not in fact influence or control purchase or sale transactions;

     B. purchases or sales that are non-volitional on the part of the access person or the Fund, including mergers, recapitalizations or similar transaction;

     C. purchases that are part of an issuer's automatic dividend reinvestment plan;

     D. purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

     E.   purchases  or sales  that  receive  the prior  approval  of the Fund's
          Compliance Officer on the basis that (a) the transaction is not potentially harmful to the Fund, (b) the transaction would be unlikely to affect the market in which the portfolio securities for the Fund are traded, or (c) the transaction is not related economically to the securities to be purchased, sold, or held by the Fund and the decision to purchase or sell the security is not the result of material non-public information. As noted above, prior approval must be set forth in writing on the Personal Trading Request and Authorization Form (Appendix A).

     F. purchases or sales that receive the prior approval of the Fund's Compliance Officer and that (a) are in equity securities of a company for which the market capitalization is at least $2 billion; and (b) which trades do not constitute more than 2% of the average daily trading volume in such security over the preceding six months.

VI.  REPORTING REQUIREMENTS OF ACCESS PERSONS
     ----------------------------------------

     A. ACCESS PERSONS (OTHER THAN DISINTERESTED DIRECTORS OF THE FUND). Every access person (except disinterested directors of the Fund) shall complete and submit a Quarterly Report to the Fund's Compliance Officer which discloses the information required by VI.C. below with respect to transactions in any security in which such access person has, or by reason of such transaction, acquires any direct or indirect beneficial ownership in the security.

     B. DISINTERESTED DIRECTORS. A disinterested director of the Fund shall report a transaction in a security if the director, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the director, the security is or was purchased or sold by the Fund or was considered for purchase or sale.

     C. TIME AND CONTENT OF QUARTERLY REPORT. Every Quarterly Report shall be provided to the Fund's Compliance Officer not later than ten days after the end of each calendar quarter, whether or not there has been a transaction for the quarter. If there has been a transaction for that period, the Quarterly Report shall contain the following information:

          1. the date of the transaction, the name of the issuer, and the number of shares or the principal amount of the security involved;

          2. the nature of the transaction, i.e., purchase, sale or any other type of acquisition of disposition;

          3.   the price at which the transaction was effected; and

          4. the name of the broker, dealer, or bank with or through whom the transaction was effected.

          All reports shall be made on the Quarterly Report form available from the Fund's Compliance Officer, a copy of which is attached as Appendix
          B. In lieu of the report provided as Appendix B, the reporting person may provide copies of monthly or quarterly brokerage statements reflecting equivalent information.

     D. CONFIRMATIONS. All access persons (other than disinterested directors of the Fund) shall direct their brokers to supply to the Fund's Compliance Officer on a timely basis, duplicate copies of confirmations of all personal securities transactions.

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

     E.   DISCLOSURE OF PERSONAL SECURITIES HOLDINGS. All advisory persons shall
          disclose  all  personal   securities  holdings  upon  commencement  of
          employment and thereafter on an annual basis.

     F. DISCLAIMER OF BENEFICIAL OWNERSHIP. No Quarterly Report shall be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     G. POTENTIAL CONFLICTS OF INTEREST. Every access person shall immediately report to the Fund's Compliance Officer any factors of which the access person is aware that would be relevant to conflict of interest analysis, including the existence of any substantial economic relationship between the access person's transactions and securities held or to be acquired by the Fund. These factors may include, for example, officerships or directorships with issuers or beneficial ownership of more than 1/2 of 1% of the total outstanding shares of any issuer whose shares are publicly traded or that may be initially offered to the public in the foreseeable future.

     H. NOTIFICATION OF REPORTING OBLIGATION. All access persons having a duty to file Quarterly Reports hereunder shall be informed of such duty by the Fund's Compliance Officer and shall be provided with a copy of this Code. Once informed of the duty to file a Quarterly Report, an access person has a continuing obligation to file such report, in a timely manner, whether or not the access person had any securities transactions for the month.

VII. COMPLIANCE MONITORING
     ---------------------

     The Fund's Compliance Officer shall review all Quarterly Reports, confirmations, and other materials provided to him regarding personal securities transactions by access persons to ascertain compliance with the provisions of this Code. The Compliance Officer shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. Upon discovery of a violation of this Code, it shall be the responsibility of the Fund's Compliance Officer to report such violation to the management of the Adviser, as well as the the Board of Directors of the Fund.

VIII.REVIEW BY BOARD OF DIRECTORS
     ----------------------------

     The Fund's Compliance Officer shall regularly (but not less frequently than annually) furnish to the Board of Directors of the Fund reports regarding the administration of this Code. If any such report indicates that any change to this Code is advisable, the Compliance Officer shall make an appropriate recommendation to the Board of Directors. The Compliance Officer also shall inquire into any apparent violation of this

     Code and shall report any apparent violation requiring remedial action to the Board of Directors. Upon finding such a violation of this Code, including the filing of any false, incomplete, or untimely Quarterly Report, or the failure to obtain prior clearance of any personal securities transaction, the Board of Directors may impose any sanction or take such remedial actions as it deems appropriate. No director shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

IX.  RECORDS RETENTION
     -----------------

     The Fund and the Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act:

     A. RETENTION OF COPY OF STATEMENT. A copy of this Code shall be preserved in an easily accessible place;

     B. RECORD OF VIOLATIONS. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     C. COPY OF FORMS AND REPORTS. A copy of each Personal Trading Request and Authorization Form and each Quarterly Report prepared and filed by an access person pursuant to this Code shall be preserved by the Fund's Compliance Officer for period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

     D. LIST OF ACCESS PERSONS. A list of all persons who are, or within the past five years of business have been, required to file Personal Trading Request and Authorization Forms and Quarterly Reports pursuant to this Code shall be maintained in an easily accessible place; and

     E. SITES OF RECORDS TO BE KEPT. All such records and/or documents required to be maintained pursuant to this Code shall be kept at the offices of the Fund.

X.   CONFIDENTIAL TREATMENT
     ----------------------

     All reports and other records required to be filed or maintained under this Code shall be treated as confidential, except to the extent required by law.

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

XI.  VIOLATIONS OF THIS CODE
     -----------------------

     Violations of this Code may result in the imposition of sanctions or the taking of such remedial steps as the Fund and/or the Adviser may deem appropriate, including, but not limited to, unwinding the transaction or, if impractical, disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No director or officer of the Adviser or director or officer of the Fund shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

     In  addition,  the Fund or the  Adviser  may report any  violations  to the
appropriate   regulatory  authority,   including  the  Securities  and  Exchange
Commission.

XII. INTERPRETATION OF PROVISIONS
     ----------------------------

     The Board of Directors of the Fund and management of the Adviser may, from time to time, adopt such interpretations of this Code as such Board or management deems appropriate.

XIII. AMENDMENTS TO THE CODE
      ----------------------

     Any amendment to the Code shall be effective 30 calendar days after written notice of such amendment shall have been received by the Fund's Compliance Officer, unless the Board of Directors of the Fund or the management of the Adviser, as appropriate, expressly determines that such amendment shall become effective on an earlier date or shall not be adopted.

                                       11